EXHIBIT 99.3

TPT Global Tech Subsidiary Blue Collar Productions Latest Film Premieres on Amazon Prime Video

Women In Fashion: 100 Years of Design Documentary Premieres In The US and UK on Amazon Prime Video May 31, 2024

SAN DIEGO, CA / ACCESSWIRE / May 29, 2024 / TPT Global Tech, Inc. ("TPT" or "the Company") (OTC PINK:TPTW), headquartered in San Diego and a leader in technological innovations, is pleased to announce its subsidiary Blue Collar Productions announces the US Premiere of their award-winning documentary, Women In Fashion: 100 Years of Design on Amazon Prime Video on May 31, 2024. The film, winner of the Paris Awards Film Festival and Milan Independent Awards; and an official selection at the London Fashion Film Festival; the Soho International Film Festival; and the Toronto Documentary Feature Film Festival, features Coco Chanel, Vivienne Westwood and all-new exclusive interviews with iconic women designers Diane Von Furstenberg, Donna Karan, Carolina Herrera, Gabriela Hearst and many others. The documentary takes an in-depth look at the world's most prominent female designers rise to fame and how their visions of fashion had to change to adapt to new issues of sustainability in the fashion industry.

"Women In Fashion," produced by Blue Collar Productions and directed by Julie Rowen, is represented for worldwide sales by Fifth Season, a CJ ENM Company (CJ ENM KOSDAQ).

The film is the latest project from Blue Collar Productions President Mark Rowen as he continues to diversify the company's offerings with its push into the original content market. "It's thrilling to have our film have its US premiere on Amazon Prime Video. We recently worked with them developing an unscripted true crime series and have nothing but admiration and respect for all of the wonderful people at there, "Rowen added, "I was thrilled to be a producer on the scripted series, Looking For Alaska on HULU, following our work on unscripted projects at HBO, Turner Classic Movies, Warner Brothers and CBS."

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Women in Fashion: 100 Years of Design

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Women In Fashion focuses on the impact and empowerment of women fashion designers over the past 100 years. The...

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Blue Collar is developing a wide slate of unscripted content including working on documentary biopics in coordination with the families of legendary singer Marvin Gaye and iconic baseball legend Mickey mantle, respectively. Other projects include The Cult Next Door, a look at the inner workings of a current cult in Detroit, Michigan; Chasing: Atlanta, a follow doc focused on five brave LGBQT community members trying to make it in Atlanta; Bring Down The Wall, an all-new perspective on the impact of popular music from the West on the demise of Soviet Communism.

Stephen J. Thomas III, CEO of TPT Global Tech, expressed his enthusiasm saying "Women In Fashion is a perfect of example of how we are positioned to have Blue Collar create original content that can be monetized with an initial release on a premium platform such as Amazon Prime Video and then generate revenue in the library of our VüMe platform. We also look forward to Blue Collar creating original premium content that premieres on VũMe and creates another revenue stream."

About TPT Global Tech

TPT Global Tech, Inc. is a technology holding company based in San Diego, California. It was formed as the successor of two U.S. corporations, Ally Pharma US and TPT Global, Inc. The Company operates in various sectors including media, telecommunications, Smart City Real Estate Development, and the launch of the first super App, VüMe Live technology platform.

As a media content delivery hub, TPT Global Tech utilizes its own proprietary global digital media TV and telecommunications infrastructure platform. They offer software as a service (SaaS), technology platform as a service (PAAS), and cloud-based unified communication as a service (UCaaS) solutions to businesses worldwide. Their UCaaS services enable businesses of all sizes to access the latest voice, data, media, and collaboration features.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

For more information about TPT Global Tech and its subsidiaries, please visit www.tptglobaltech.com.

For media or Investment inquiries, please contact: Rick@tptglobaltech.com

For more information about TPT Global Tech, visit www.tptglobaltech.com.

For more information about Blue Collar Productions,

Visit www.bluecollar.com

SOURCE: TPT Global Tech, Inc.

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